EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS

ACCELERATE DIAGNOSTICS, INC.

Subscription Rights to Purchase Shares of Common Stock

Offered Pursuant to Subscription Rights

Distributed to Stockholders

of Accelerate Diagnostics, Inc.

July 12, 2013

To Our Clients:

 Enclosed for your consideration are a prospectus, dated July , 2013 (the “Prospectus”), and the “Instructions as to Use of Accelerate Diagnostics, Inc. Non-Transferable Subscription Rights Certificates” relating to the rights offering by Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), of shares of its common stock, par value $0.001 per share, pursuant to non-transferable subscription rights distributed to all stockholders of record of the Company at 5:00 p.m., New York City time, on July 8, 2013 (the “Record Date”). The subscription rights and common stock are described in the Prospectus.

In the rights offering, the Company is offering an aggregate of 2,487,562 shares of its common stock, as described in the Prospectus.

The subscription rights will expire if not exercised prior to 5:00 p.m., New York City time, on July 29, 2013 (the “Expiration Time”).

As described in the Prospectus, you will receive 0.064038 subscription rights for each share of common stock owned at 5:00 p.m., New York City time, on the Record Date. Each whole subscription right will allow you to subscribe for one (1) share of common stock (the “basic subscription privilege”) at the cash price of $8.04 per full share (the “subscription price”). For example, if you owned 100 shares of common stock as of 5:00 p.m., New York City time, on the Record Date, you would receive 64.038 subscription rights and would have the right to purchase 64 shares of common stock (rounded down to the nearest whole share, with the total subscription payment being adjusted accordingly, as discussed below) at the subscription price.

In addition, any holder of subscription rights exercising his, her or its basic subscription privilege in full will be eligible to subscribe to purchase additional shares of common stock at the same subscription price per share that applies to the basic subscription privilege, subject to the conditions and limitations described further in the Prospectus. The Company can provide no assurances that you will actually be entitled to purchase the number of shares issuable upon the exercise of your over-subscription privilege in full at the expiration of the rights offering. The Company will satisfy over-subscription requests to the extent sufficient shares are available following the exercise of rights under the basic subscription privilege.  If the number of shares of common stock requested by all holders exercising the over-subscription privilege is less than the total number of shares available, then subject to the foregoing reservation of rights, each holder of subscription rights exercising the over-subscription privilege will receive the total number of shares requested (up to a maximum number of shares equal to such holder’s pro rata allocation, as described below). If there are not enough shares of common stock available to satisfy all subscriptions made under the over-subscription privilege, the Company will allocate the available shares pro rata among the stockholders exercising their over-subscription privileges.  With respect to any individual stockholder, “pro rata” means the percentage of our issued and outstanding shares of common stock that such stockholder owned, beneficially or of record, as of the Record Date.

In order to properly exercise your over-subscription privilege, you must deliver the subscription payment related to your over-subscription privilege prior to the expiration of the rights offering. Because the Company will not know the total number of unsubscribed shares prior to the expiration of the rights offering, if you wish to maximize the number of shares you purchase pursuant to your over-subscription privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of shares of common stock available to you, assuming that no stockholder other than you has purchased any shares of common stock pursuant to their basic subscription privilege and over-subscription privilege. Fractional shares of common stock resulting from the exercise of the basic subscription privileges and the over-subscription privileges will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly.

If the amount you pay in connection with the exercise of your over-subscription privilege exceeds the subscription price of the number of shares allocated to you, you will be allocated only the number of unsubscribed shares available to you, and any excess subscription payment will be returned to you, without interest, as soon as practicable. If the amount you pay in connection with the exercise of your over-subscription privilege is less than the subscription price of the maximum number of unsubscribed shares available for purchase under your over-subscription privilege, you will be allocated only the number of shares for which you actually paid the subscription price. See “The Rights Offering—The Subscription Rights” in the Prospectus.

If any subscription rights remain unexercised after the expiration of the rights offering, Abeja Ventures, LLC (the “Standby Purchaser”) has agreed to purchase, at the subscription price, in a private transaction separate from the rights offering, any and all shares of common stock not subscribed for by the Company’s stockholders pursuant to the exercise of their basic subscription privileges and over-subscription privileges. The Standby Purchaser is owned by, among other individuals and entities, Lawrence Mehren, John Patience, Jack Schuler and Matthew W. Strobeck, each of whom is a director of the Company. Messrs. Mehren and Patience also serve as managers of the Standby Purchaser. No fees or other consideration will be paid by the Company to the Standby Purchaser in exchange for its commitment to purchase any and all unsubscribed shares of common Stock following the rights offering.

The subscription rights are evidenced by a Non-Transferable Subscription Rights Certificate issued to stockholders of record and will cease to have any value at the Expiration Time.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of common stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the document carefully before instructing us to exercise your subscription rights.

If you wish to have us, on your behalf, exercise the subscription rights for any shares of common stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your subscription rights on your behalf in accordance with the provisions of the rights offering. The rights offering will expire at the Expiration Time. Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form. Once you have exercised your basic subscription privilege and/or over-subscription privilege, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights.

Additional copies of the enclosed materials may be obtained from Broadridge Corporate Issuer Solutions, Inc., the subscription agent for the rights offering, by calling (855) 793-5068 (toll free). Any questions or requests for assistance concerning the rights offering should be directed to the subscription agent.

Very truly yours,